UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2014

LIBERTY BROADBAND CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36713	47-1211994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2014 (the “Closing Date”), in connection with and in advance of the spin-off (the “Spin-Off”) of Liberty Broadband Corporation (the “Company”) from Liberty Media Corporation (“Liberty”), a wholly-owned special purpose subsidiary of the Company (“BroadbandSPV”) entered into two margin loan agreements (the “Margin Loan Agreements”) with each of the lenders party thereto. The Margin Loan Agreements permit BroadbandSPV, subject to certain funding conditions, to borrow term loans up to an aggregate principal amount equal to $400 million (the “Margin Loans”), of which BroadbandSPV borrowed $320 million on October 31, 2014 (the “Funding Date”) and has $80 million available to borrow after the Funding Date. The maturity date of the Margin Loans will be 3 years after the Closing Date. $300 million of the amount borrowed pursuant to the Margin Loan Agreements (less certain expenses incurred in connection with the Margin Loans) was distributed to Liberty prior to the Spin-Off.

BroadbandSPV’s obligations under the Margin Loan Agreements are fully and unconditionally guaranteed solely by the Company. In addition, BroadbandSPV’s obligations are secured by first priority liens on a portion of the Company’s ownership interest in Charter Communications, Inc. (“Charter”) sufficient for BroadbandSPV to meet its loan to value requirement under the Margin Loan Agreements (the “Pledged Stock”). If BroadbandSPV defaults on its obligations under the Margin Loan Agreements, each lender can declare all borrowings outstanding under the Margin Loan Agreements, together with any accrued and unpaid interest thereon, to be immediately due and payable, and if BroadbandSPV and the Company are unable to pay such amounts on the due date thereof, such lender may foreclose on that portion of the Pledged Stock securing its respective Margin Loan and any other collateral that then secures BroadbandSPV’s obligations to such lender, exercise any and all other rights such lender may have against BroadbandSPV at law or in equity and may pursue the rights of such lender under the guarantees of the Company.

Borrowings under the Margin Loan Agreements bear interest at a per annum rate equal to the 3-month (or lesser period if applicable in connection with a borrowing) LIBOR rate plus a per annum spread of 1.55%, unless it is unlawful for the applicable lender to fund or maintain loans based on LIBOR or there are material restrictions on the applicable lender to do so, in which case borrowings under the Margin Loan Agreements will bear interest at the average of (i) the federal funds rate plus 1/2 of 1% and (ii) the published prime rate, plus .55%. Interest will be payable quarterly in arrears beginning on December 31, 2014.

BroadbandSPV may prepay the Margin Loans at any time, subject to certain notice requirements and an early termination premium if the BroadbandSPV prepays all or any portion of the Margin Loans prior to the date that is 12 months after the Closing Date of such loans. The Margin Loan Agreements require mandatory prepayments, together with the payment of the early termination premium, if applicable, or, in some cases, the posting of additional collateral upon the occurrence of certain events that are customary for margin loans of this type.

The Margin Loan Agreements contain various affirmative and negative covenants that restrict the activities of BroadbandSPV (including, with limited exceptions, the incurrence of additional indebtedness by BroadbandSPV) and, in some cases, the Company, as guarantor. The Margin Loan Agreements do not include any financial covenants. The Margin Loan Agreement contains events of default that are customary for margin loans of this type, including upon the occurrence of the following events (and subject to customary cure periods and materiality thresholds):

•                  failure to pay principal, interest or other amounts due under the Margin Loan Agreements (including margin calls or other mandatory prepayments);

•                  failure to observe covenants or other agreements or inaccuracy of representations or warranties under the Margin Loan Agreements;

•                  failure to give notice to the administrative agent upon the occurrence of certain events;

•                  insolvency and related occurrences or events of insolvency with respect to BroadbandSPV or the Company;

•                  judgments entered against BroadbandSPV or the Company above certain thresholds;

•                  failure of enforceability or invalidity of the Margin Loan documents or the effectiveness of the liens created under the Margin Loan documents;

•                  approval by Charter of amendments to its organizational documents that would restrict the lenders’ ability to foreclose on and sell the Charter shares pledged under the Margin Loan documents;

•                  default by the Company under the guarantee agreements it will enter into with respect to BroadbandSPV’s obligations under the Margin Loan Agreements; and

•                  default by BroadbandSPV or the Company under other agreements governing material indebtedness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2014

LIBERTY BROADBAND CORPORATION

	By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President